KELLWOOD COMPANY (NYSE:KWD) ELECTS

PHILIP B. MILLER NEW BOARD MEMBER

St. Louis, MO September 6, 2006 - Kellwood has elected Philip B. Miller to the Company’s Board of Directors, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

Miller, a seasoned executive with over 40 years in the retail and apparel industry, held key senior level positions within the most elite retailers during his career. He was chairman and chief executive officer of Saks Fifth Avenue. Prior to that, he was chairman and CEO at Marshall Field’s. He also served as president of Neiman Marcus, and vice chairman of Lord & Taylor as well.

Since his retirement from Saks in 2001, he has worked as a consultant to global retailers and apparel manufacturers through his own firm, Philip B. Miller Associates, in addition to serving as an operating director of Tri-Artisan Capital Partners. He is a member of the board of directors for DSW Inc. and St. John Knits International where he accepted the role of interim chief executive officer in April 2006. Miller has also served the industry through participation in numerous industry organizations.

“We are delighted to have someone with Philip’s sterling reputation, character and knowledge of our industry join Kellwood’s board. He will provide valuable counsel as we look to expand our business in the better price point segment of the market,” commented Skinner.

He replaces Martin Bloom who retired from the Board in June 2006. Kellwood’s Board has nine directors: eight independent directors and one management director. He will become a member of the compensation committee.

ABOUT KELLWOOD

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

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MEDIA CONTACT: Corina Taylor, Director Corporate Communications, 314.576.3391 or corina.taylor@kellwood.com.